Exhibit 99.1

Contact: Harold A. Hurwitz, Chief Financial Officer

(949) 900-6833

For Immediate Release

MRI INTERVENTIONS, INC. ANNOUNCES 2015 THIRD QUARTER RESULTS

IRVINE, CA, November 3, 2015 – MRI Interventions, Inc. (OTCQB: MRIC) today announced financial results for the third quarter ended September 30, 2015.

Quarter Ended September 30, 2015

Revenues were $1.2 million for the three months ended September 30, 2015, and $633,000 for the same period in 2014, an increase of $613,000, or 97%, attributable to increases in the Company’s ClearPoint® System reusable and disposable products.

ClearPoint disposable product sales for the three months ended September 30, 2015 were $970,000, compared with $577,000 for the same period in 2014, representing an increase of $393,000, or 68%. This increase was due primarily to a greater number of procedures performed using the ClearPoint system within a larger installed base for ClearPoint, relative to the 2014 period.

ClearPoint reusable product sales for the three months ended September 30, 2015 were $239,000, and $11,000 for the same period in 2014. Reusable products consist primarily of computer hardware and software bearing sales prices that are appreciably higher than those for disposable products and historically have fluctuated from quarter to quarter.

Gross margin on product revenues was 54% for the three months ended September 30, 2015, compared to 46% for the same period in 2014. The improvement was attributable primarily to increased average unit selling prices, decreased unit costs and greater production efficiencies arising from increased volume in the 2015 period, relative to the 2014 period.

Research and development costs were $480,000 for the three months ended September 30, 2015, compared to $873,000 for the same period in 2014, a decrease of $393,000, or 45%. Approximately $229,000 of the decrease related to reduced spending on the Company’s ClearTrace development program, and $61,000 related to reductions in sponsored research.

Selling, general and administrative expenses were $2.1 million for each of the three-month periods ended September 30, 2015 and 2014.

During the three months ended September 30, 2015, the Company recorded a gain of $1.95 million, and during the three months ended September 30, 2014, it recorded a loss of $781,000, from changes in the fair value of derivative liabilities associated with certain warrants the Company issued in private placement transactions.

5 Musick, Irvine, California 92618 949.900.6833

Nine Months Ended September 30, 2015

Revenues were $3.1 million for the nine months ended September 30, 2015, and $2.6 million for the same period in 2014, an increase of $438,000, or 17%, primarily attributable to growth in the Company’s disposable products sales, driven by growth in ClearPoint enabled procedures.

ClearPoint disposable product sales for the nine months ended September 30, 2015 were $2.5 million, compared with $1.9 million for the same period in 2014, representing an increase of $580,000, or 30%. This increase is due primarily to the aforementioned growth in procedures and the size of the ClearPoint system installed base.

ClearPoint reusable product sales for the nine months ended September 30, 2015 were $469,000, compared with $492,000 for the same period in 2014, representing a decrease of $23,000, or 5%.

Gross margin on product revenues for the nine months ended September 30, 2015 was 55%, compared to gross margin of 49% for the corresponding period in 2014. The improvement was attributable primarily to increased average unit selling prices, decreased unit costs and greater production efficiencies arising from increased volume in the 2015 period, relative to the 2014 period.

Research and development costs were $1.4 million for the nine months ended September 30, 2015, compared to $2.6 million for the same period in 2014, a decrease of $1.2 million, or 45%. Approximately $592,000 of the decrease related to a reduction in spending on the Company’s ClearTrace development program and $200,000 related to reductions in sponsored research.

Selling, general and administrative expenses were $6.6 million for the nine months ended September 30, 2015, compared with $5.8 million for the same period last year, an increase of $817,000, or 14%. The increase was primarily attributable to an increase during the nine months ended September 30, 2015 in cash compensation costs of approximately $466,000, a portion of which was associated with overlapping executives’ terms of employment so as to provide for a coordinated transition of duties during the period in which the Company, as previously announced, consolidated its business functions into its Irvine, California headquarters and closed its executive offices in Memphis, Tennessee. Also contributing to the increase was an increase in share-based compensation of $417,000.

In March 2015, the Company announced the consolidation of all major business functions into its Irvine, California headquarters. In connection with this consolidation, the Company closed its Memphis, Tennessee office in May 2015. The Company did not retain any of its Memphis-based employees. A total of seven employees were impacted by the consolidation, including three executives, whose termination of employment triggered a modification in the terms of stock options previously granted to them. In connection with this consolidation, the Company recorded restructuring charges of $1.3 million during the nine months ended September 30, 2015, primarily related to severance costs, and to the revaluation of the stock options with modified terms and the resulting accrual of additional share-based compensation expense.

During the nine months ended September 30, 2014, the Company recorded a gain of $4.3 million related to the sale of certain intellectual property to Boston Scientific. The purchase price was satisfied through the cancellation of related party convertible notes payable the Company previously issued to Boston Scientific in the aggregate principal amount of $4.3 million. The Company recorded a gain equal to the purchase price, as the assets sold had not been previously recorded on its balance sheet.

During the nine months ended September 30, 2015 and 2014, the Company recorded gains of $981,000 and $578,000, respectively, resulting from changes in the fair value of derivative liabilities associated with certain warrants the Company issued in private placement transactions.

Management’s Comments

“We are pleased with the business’s progress as reflected in our third quarter results. Revenues showed strong growth overall, and in particular, ClearPoint disposables in the 2015 third quarter grew 68% from the same period in 2014, while total revenue grew 97%. This reflects the growing procedural adoption of ClearPoint, and the impact of laser ablation on our business. Laser cases in Q3 were once again nearly a quarter of our mix, with application in both tumor and hippocampal ablation cases. Surgeons are recognizing our strong value proposition in laser ablation, and we expect these cases will be an increasingly larger portion of our procedures.

“We exhibited at the Congress of Neurological Surgeons meeting in New Orleans in September, and interest in the use of our products for laser ablation was particularly high. At a “lunch and learn” we co-sponsored with Medtronic, more than 140 attendees were present to hear leading neurosurgeons speak to their experience with ClearPoint in a variety of procedures, including electrode placement, laser ablation and drug delivery. We have had several recent inquiries regarding participation in additional drug delivery trials, and expect to move forward on these in the next couple of quarters.

“This was our first full quarter as a newly focused company headquartered in Irvine, CA. The efforts we have made in focusing and streamlining the Company are reflected in noticeably lower cash utilization for operating activities, which was $1.6 million in Q3. This is a reduction of more than 40% from each of the last two quarters, and we expect to see continued efficiencies going forward.

“As we enter the fourth quarter of the year, we see growing adoption of our technology, greater efficiency in our company, and numerous opportunities for additional drug delivery partnerships. Our revenue was up 97%, and our expenses were down significantly. We are focused and well positioned to create the future of MRI guided neuro-navigation for a variety of neurosurgical procedures.”

Teleconference Information:

Investors and analysts are invited to listen to a live broadcast review of the Company’s 2015 third quarter financial results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) that may be accessed by visiting the Company’s website at www.mriinterventions.com and selecting “Investors” / “News” / “IR Calendar.” The conference call may also be accessed at http://mriinterventions.equisolvewebcast.com/q3-2015. Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-9034, or at (201) 493-6737 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available shortly after the completion of the call until November 9, 2015 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 413671. An online archive of the broadcast will be available on the Company’s website at www.mriinterventions.com, on the “Investor Relations” page.

About MRI Interventions, Inc.:

Building on the imaging power of MRI, MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart. The Company’s ClearPoint® System, which has received 510(k) clearance and is CE marked, utilizes a hospital’s existing diagnostic or intraoperative MRI suite to enable a range of minimally invasive procedures in the brain. In partnership with Siemens Healthcare, MRI Interventions is developing the ClearTrace® System to enable MRI-guided catheter ablations to treat cardiac arrhythmias. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Statements herein concerning the Company’s plans, growth and strategies may include “forward-looking statements” within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Particular uncertainties and risks include those relating to: the Company’s ability to obtain additional financing; estimates regarding the sufficiency of the Company’s cash resources; future revenues from sales of the Company’s ClearPoint system products; and the Company’s ability to market, commercialize and achieve broader market acceptance for the Company’s ClearPoint system products. More detailed information on these and additional factors that could affect the Company’s actual results are described in the "Risk Factors" section of the Company’s Form 10-K for the year ended December 31, 2014 and Form 10-Q for the quarter ended June 30, 2015, both of which have been filed with the Securities and Exchange Commission, as well as the Company’s Form 10-Q for the quarter ended September 30, 2015, which will be filed with the Securities and Exchange Commission on or about November 16, 2015.

(tables follow)

MRI INTERVENTIONS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$1,851,862	$9,244,006
Accounts receivable	837,441	468,949
Inventory, net	1,802,818	1,965,039
Prepaid expenses and other current assets	133,341	29,220
Total current assets	4,625,462	11,707,214
Property and equipment, net	495,084	482,970
Software license inventory	919,600	910,000
Other assets	232,982	285,498
Total assets	$6,273,128	$13,385,682

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$640,637	$997,090
Accrued compensation	459,142	323,644
Other accrued liabilities	1,092,112	1,297,712
Derivative liabilities	1,216,939	2,198,162
Deferred product and service revenues	165,562	102,710
Senior secured note payable, net of unamortized discount of $118,342	4,171,103	-
Total current liabilities	7,745,495	4,919,318

Accrued interest	524,625	876,025
Senior secured note payable, net of unamortized discount of $271,305	-	4,018,138
2014 junior secured 12% notes payable, net of unamortized discount of $317,364 and $369,299 at September 30, 2015 and December 31, 2014, respectively	3,407,636	3,355,701
2010 junior secured notes payable, net of unamortized discount of $2,582,256 and $2,683,171 at September 30, 2015 and December 31, 2014, respectively	417,744	316,829
Total liabilities	12,095,500	13,486,012
Commitments and contingencies
Stockholders’ deficit:
Common stock, $0.01 par value; 200,000,000 shares authorized; 74,971,026 shares issued and outstanding at September 30, 2015; and 74,842,428 issued and outstanding at December 31, 2014	749,709	748,424
Additional paid-in capital	77,956,063	76,428,580
Accumulated deficit	(84,528,144)	(77,277,334)
Total stockholders’ deficit	(5,822,372)	(100,330)
Total liabilities and stockholders’ deficit	$6,273,128	$13,385,682

MRI INTERVENTIONS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	For The Three Months Ended September 30,
	2015	2014
Revenues:
Product revenues	$1,209,321	$588,343
Other service revenues	33,709	44,861
Development service revenues	3,404	-
Total revenues	1,246,434	633,204
Cost of product revenues	560,394	315,852
Research and development costs	480,280	873,366
Selling, general, and administrative expenses	2,132,777	2,062,309
Operating loss	(1,927,017)	(2,618,323)
Other income (expense):
Gain (loss) on change in fair value of derivative liabilities	1,950,329	(781,157)
Other income, net	45,302	38,237
Interest income	2,692	2,804
Interest expense	(316,705)	(288,783)
Net loss	$(245,399)	$(3,647,222)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.00)	$(0.06)
Weighted average shares outstanding:
Basic and diluted	74,912,906	58,957,191

MRI INTERVENTIONS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	For The Nine Months Ended September 30,
	2015	2014
Revenues:
Product revenues	$2,963,073	$2,456,171
Other service revenues	93,663	84,623
Development service revenues	25,842	103,846
Total revenues	3,082,578	2,644,640
Cost of product revenues	1,340,824	1,243,472
Research and development costs	1,434,723	2,589,410
Selling, general, and administrative expenses	6,608,829	5,792,241
Restructuring charges	1,252,584	-
Gain on sale of intellectual property	-	(4,338,601)
Operating loss	(7,554,382)	(2,641,882)
Other income (expense):
Gain on change in fair value of derivative liabilities	981,222	578,179
Other income, net	243,505	167,614
Interest income	14,887	10,055
Interest expense	(936,043)	(723,886)
Net loss	$(7,250,811)	$(2,609,920)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.10)	$(0.04)
Weighted average shares outstanding:
Basic and diluted	74,878,962	58,864,305

MRI INTERVENTIONS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For The Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(7,250,811)	$(2,609,920)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and license amortization	153,545	294,639
Share-based compensation	1,421,198	555,909
Expenses paid through the issuance of common stock	107,570	374,546
Gain on change in fair value of derivative liabilities	(981,222)	(578,179)
Gain on negotiated reductions in accounts payable	-	(70,000)
Gain on sale of intellectual property	-	(4,338,601)
Amortization of debt issuance costs and original issue discounts	342,645	233,865
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(368,492)	221,586
Inventory	83,987	(657,948)
Prepaid expenses and other current assets	(104,121)	126,778
Other assets	(9,317)	-
Accounts payable and accrued expenses	(777,956)	1,203,834
Deferred revenue	62,852	(12,796)
Net cash flows from operating activities	(7,320,122)	(5,256,287)
Cash flows from investing activities:
Purchases of property and equipment	(72,021)	(11,590)
Net cash flows from investing activities	(72,021)	(11,590)
Cash flows from financing activities:
Net proceeds from debt private placement	-	3,503,314
Proceeds from stock option exercises	-	143,000
Net cash flows from financing activities	-	3,646,314
Net change in cash and cash equivalents	(7,392,144)	(1,621,563)
Cash and cash equivalents, beginning of period	9,244,006	3,516,244
Cash and cash equivalents, end of period	$1,851,862	$1,894,681

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for:
Income taxes	$-	$-
Interest	$223,500	$223,823